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                                                                   EXHIBIT 10.29


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                           MASTER SERVICES AGREEMENT

                                     AMONG

                             NUEVO ENERGY COMPANY

                                     AND

                      TORCH ENERGY ADVISORS INCORPORATED,
                            TORCH OPERATING COMPANY
                         TORCH ENERGY MARKETING, INC.,
                                     AND
                                NOVISTAR, INC.



                        EFFECTIVE AS OF JANUARY 1, 1999





                                -CONFIDENTIAL-


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                           MASTER SERVICES AGREEMENT

     This Master Services Agreement (the "Master Agreement") is entered into among Nuevo Energy Company ("Nuevo"), and Torch Energy Advisors Incorporated ("TEAI"), Torch Operating Company ("TOC"), Torch Energy Marketing, Inc. ("TEMI"), and Novistar, Inc. ("Novistar") (TEAI, TOC, TEMI, and Novistar are herein referred to individually as a "Torch Party" and collectively as "Torch," and each Torch Party and Nuevo are herein individually referred to as a "Party" and collectively referred to as the "Parties"), effective as of January 1, 1999 (the "Effective Date").

     For and in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

                             BACKGROUND AND PURPOSE

     Certain Torch Parties currently provide certain administrative, operations, and marketing services to Nuevo pursuant to an Agreement for Contract Operations between Nuevo and TOC dated November 11, 1991 (the "Operations Agreement"), and an Amended and Restated Administrative Services Agreement between Nuevo and TEAI dated January 1, 1996 (the "Restated Agreement"), and the Marketing Authorization Letter dated April 1, 1996, as amended (the "Marketing Agreement").

     This Master Agreement sets forth the general terms and conditions applicable to each Service Agreement entered into pursuant to this Master Agreement. The Parties may, from time to time in the future, enter into one or more additional Service Agreements setting forth the specific terms and conditions applicable to specific services to be contracted for by Nuevo and one or more Torch Parties. The terms of this Master Agreement shall apply to any such Service Agreement, except as expressly provided otherwise in the Service Agreement.

                                   ARTICLE 1
                                  DEFINITIONS

SECTION 1.1  CERTAIN DEFINITIONS

     In this Master Agreement and in each Service Agreement the following terms shall have the indicated meanings:

     "AFFILIATE" means, with respect to any specified person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the specified person or entity.

     "BUSINESS DAY" means any day during which Bank of America, NT&SA or its successor is generally conducting business.


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     "Business Records"  means a Party's originals and copies of any and all contracts, leases, accounting, marketing or engineering documents, reports, analyses, summaries, written subjective evaluations, invoices, bank records, checks, statements, invoices, receipts, correspondence, vouchers and all other business records relating to the business operations of such Party, but in any event excluding documents that constitute another Party's originals and copies of any and all contracts, leases, accounting, marketing or engineering documents, reports, analyses, summaries, written subjective evaluations, invoices, bank records, checks, statements, invoices, receipts, correspondence, vouchers and all other business records relating to the business operations of such Party.

     "Confidential Information" means information designated as confidential or which ought to be considered as confidential from its nature or from the circumstances surrounding its disclosure. Confidential Information includes, without limiting the generality of the foregoing, Work Product, the terms of this Master Agreement, and information:

     (i) relating to the Disclosing Party's software or hardware products or services, or to its research and development projects or plans;

     (ii) relating to the Disclosing Party's business, policies, strategies, operations, finances, plans or opportunities, including the identity of, or particulars about, the Disclosing Party's clients or customers; and

     (iii) marked or otherwise identified as confidential, restricted, secret or proprietary, including, without limiting the generality of the foregoing, information acquired by inspection or oral disclosure provided such information was identified as confidential at the time of disclosure or inspection.

Notwithstanding the foregoing, Confidential Information does not include information that the Receiving Party can establish:

     (A) has become generally available to the public or commonly known in either Party's business other than as a result of a breach by the Receiving Party of any obligation to the Disclosing Party;

     (B) was known to the Receiving Party prior to disclosure to the Receiving Party by the Disclosing Party by reason other than having been previously disclosed in confidence to the Receiving Party;

     (C) was disclosed to the Receiving Party on a non-confidential basis by a third party who did not owe an obligation of confidence to the Disclosing Party with respect to the disclosed information; or


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     (D) was independently developed by the Receiving Party without any reference to any part of the Confidential Information.

  "CONFIDENTIAL MATERIALS" means the part of any tangible media upon or within which any part of the Confidential Information is recorded or reproduced in any form, excluding any storage device which forms a part of computer hardware.

  "CONTRACT EXECUTIVE" means the individual representatives of Torch and Nuevo who are assigned the primary responsibility of managing a Service Agreement as described in Section 10.1.1.

  "CONTRACT YEAR" with respect to a Service Agreement, means each annual period beginning on the Service Agreement Effective Date unless defined otherwise within a Service Agreement.

  "CONTROL" and its derivatives means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise.

  "DATA" means all Business Records stored in digital format on magnetic, optical or other media.

  "DISCLOSING PARTY" means the Party furnishing Confidential Information or Confidential Materials.

  "EFFECTIVE DATE" means the date of this Master Agreement.

  "INDEMNITEES" shall mean, with respect to a Party entitled to indemnification hereunder, such Party and its Affiliates, officers, directors, employees, agents, successors, and assigns.

  "LOSSES" means all losses, liabilities, damages and claims, and all related costs and expenses (including any and all reasonable legal fees and reasonable costs of investigation, litigation, settlement, judgment, appeal, interest and penalties) incurred by an indemnified party hereunder in connection with an indemnified claim.

  "MASTER AGREEMENT" means this Master Agreement, all Schedules hereto and, when the meaning so requires, all Service Agreements.

  "PASS-THROUGH EXPENSES" means the actual invoiced amounts (excluding any Torch Party's profit, administrative fee or overhead charges) charged to the Torch Party by third parties that Nuevo has agreed to pay directly or for which Nuevo has agreed to reimburse the Torch Party.

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     "PERFORMANCE DEPOSIT" means a payment by Nuevo to a Torch Party in an amount equal to the highest month's base fees earned by the Torch Party under an agreement being terminated under Article 16.

     "RECEIVING PARTY" means the Party receiving the Confidential Information or Confidential Materials disclosed by the Disclosing Party.

     "SCHEDULES" means any schedule attached to this Master Agreement or to a Service Agreement, if such document is initialed by Nuevo and the applicable Torch Party(ies) and states that it is a schedule to such agreement.

     "SERVICE AGREEMENT" means any Service Agreement entered into between Nuevo and a Torch Party(ies) pursuant to Section 2.1.

     "SERVICE AGREEMENT EFFECTIVE DATE" means the date indicated in the Service Agreement as the date upon which such agreement becomes effective.

     "SERVICE AGREEMENT TERM" means the term of the applicable Service Agreement, as defined in each Service Agreement.

     "SERVICE CREDITS" means any Service Level Credits issued pursuant to a Service Agreement.

     "SERVICES" means the services provided by Torch Party(ies) to Nuevo pursuant to Section 4.1, the Service Agreements or any Change Order (as defined).

     "TERM" means the Term of this Master Agreement as provided in Article 3. When used herein in the context of a Service Agreement, "Term" refers to the applicable Service Agreement Term.

SECTION 1.2    OTHER DEFINITIONS

     Other terms used in this Master Agreement, the Service Agreements any Change Orders are defined where they first appear and have the respective meanings there indicated.


                                   ARTICLE 2
                                MASTER AGREEMENT

SECTION 2.1    MASTER AGREEMENT

     This Master Agreement contains general contractual terms for Services to be provided to Nuevo under each Service Agreement by the Torch Party(ies) thereto. Separate Service Agreements may be entered into for discrete Services. Each Service Agreement shall describe the Services covered by the Service Agreement, the provisions for payment, the term for

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performance, applicable Service Levels, and any other provisions that are specific to the Service Agreement. No Service Agreement Term shall extend beyond the Term of this Master Agreement.

     Except as otherwise expressly set forth in this Master Agreement, the obligations of a Party under this Master Agreement, except for unsatisfied obligations under Article 7, shall be suspended during any period in which no Service Agreement or Change Order is in effect with respect to such Party.

SECTION 2.2    INTERPRETATION AND PRECEDENCE

     This Master Agreement, the Service Agreements, any Change Orders and Schedules that may be added to the Service Agreements are to be interpreted so that all of the provisions are given as full effect as possible. In the event of a conflict among this Master Agreement or any Service Agreement or any Change Order, the order of precedence shall be first, any Change Order(s), second the Service Agreement, third, any attachment or Schedule to the Service Agreement; and fourth, this Master Agreement. All of the terms of this Master Agreement shall apply to each Service Agreement or Change Order except to the extent negated or contradicted by the express terms of a Service Agreement or any Schedule to a Service Agreement or any Change Order.

SECTION 2.3    NO IMPLIED AGREEMENT

     Except as expressly required in a Service Agreement or Change Order, nothing in this Master Agreement requires Nuevo to purchase products or services from a Torch Party or requires a Torch Party to provide products or services to Nuevo. Nuevo may request information, proposals, or competitive bids from third parties on the same or different terms than as provided in this Master Agreement.

SECTION 2.4    AGREED TERMINATION OF PRIOR AGREEMENTS

     The Parties hereby agree that the Operations Agreement and the Restated Agreement and the Marketing Agreement (collectively the "Prior Agreements") are terminated as of the effective date of this Master Agreement and the Parties further agree that no termination fees shall be due as a result of such terminations. The Parties further agree that all of the indemnification provisions contained in the Prior Agreements shall survive the termination of the Prior Agreements, and shall apply to any and all claims for indemnification based upon events occurring prior to the Effective Date of this Agreement. All indemnification claims among the Parties based upon events occurring on or after the Effective Date shall be governed by the indemnification provisions of this Agreement.



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                                   ARTICLE 3
                                     TERM

SECTION 3.1    TERM

     The term of this Master Agreement (the "Term") shall begin as of the Effective Date and shall continue with respect to a Party, for so long as any Service Agreement is in effect with respect to such Party unless earlier terminated or renewed in accordance with the provisions of this Master Agreement.

     Each Service Agreement shall set forth the applicable Service Agreement
Term.

SECTION 3.2    RENEWAL TERM

     Each Service Agreement shall automatically renew for additional one (1) year terms unless written notice of termination is given by a Party to the Service Agreement at least one hundred and eighty (180) days prior to the expiration of the Service Agreement Term or any renewal term. All of the terms of this Master Agreement and the applicable Service Agreement and Change Orders shall continue to apply without change during any renewal period.


                                   ARTICLE 4
                                   SERVICES

SECTION 4.1    GENERAL; SERVICE AGREEMENTS

     Throughout each Service Agreement Term, each Party shall perform such obligations as it may have under the Services Agreements, as such Service Agreements may be amended and supplemented from time to time by written amendments thereto or pursuant to the Change Order Procedures. Each Party shall perform its obligations in accordance with all of the terms of this Master Agreement, and the Service Agreements and Change Orders, to which it is a party.

     The specific Services to be supplied by a Torch Party to Nuevo, the compensation to be paid and other related matters shall be expressed in Service Agreements and Change Orders. Each Service Agreement and each Change Order shall incorporate by reference, and shall be subject to, the terms and conditions of this Master Agreement, except as expressly provided otherwise in the Service Agreement or Change Order. No Torch Party shall have an obligation to provide any services, and no amounts will become due from Nuevo, unless and until the appropriate Service Agreement has been duly signed and delivered by authorized officers of Nuevo and of the applicable Torch Party(ies). The Parties further agree that, while the applicable Service Agreement is in effect, any service (other than those services identified in Schedule 4.1, which may be amended if and when a Service Agreement is terminated) that was customarily and routinely performed by a Torch Party for Nuevo, at no additional charge,

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during the year prior to the Effective Date, but not included in the Services
Schedules to the applicable Service Agreement, shall be performed by the Torch Party and will be presumed to be covered by the base charges in the applicable Service Agreement.

     Although the Service Agreements will be entered into among Nuevo and the individual Torch Parties (TEAI, TOC, TEMI, and Novistar), Torch agrees that no Torch Party shall be relieved of its obligation to provide Services under a Service Agreement, nor will Nuevo be subject to additional charges, by reason of such Torch Party making use of personnel or equipment belonging to a Torch Party other than the Torch Party(ies) with whom the Service Agreement was entered into.

     Except as expressly provided in this Master Agreement, a Torch Party shall have no liability to Nuevo with respect to (i) any Service Agreement (unless the Torch Party is a party thereto); (ii) any Change Order (unless the Torch Party is a party thereto); (iii) any act (or failure to act) by another Torch Party. As to each Torch Party, for so long as such Torch Party is an Affiliate of TEAI, TEAI hereby guarantees to Nuevo performance of such Torch Party's obligations, and satisfaction of such Torch Party's liabilities, under each Service Agreement to which it is a party.

SECTION 4.2    OUT-OF-SCOPE SERVICES

     Notwithstanding any request made to Torch or the submission of any proposal by Torch pursuant to Section 4.3, Nuevo shall have the right to contract with a third party to perform any services which are in addition to, or outside the scope of, the Services. If Nuevo contracts with a third party to perform any such service, Torch shall cooperate with Nuevo and such third party to the extent reasonably required for the provision of services by such third party, at Nuevo's expense and only to the extent specified in a Change Order (as defined), except to the extent included specifically in the scope of the Services.

     The Parties acknowledge and agree that neither this Master Agreement nor the Service Agreements shall apply to any properties not located in the United States, or its territorial waters, owned or operated by Nuevo, except as expressly provided to the contrary in a Service Agreement.

SECTION 4.3  CHANGE ORDER PROCEDURE

     (a) From time to time during the Term, Nuevo or Torch Party(ies) may propose changes in or additions to the Services or other aspects of this Master Agreement or a Service Agreement. No such changes shall be effective or binding on the Parties unless a written change order (a "Change Order") is signed by authorized representatives of both Nuevo and the Torch Party(ies) to be bound thereby. Subject to clause (e) below, all such Change Orders shall be implemented pursuant to the procedures set forth in this Section 4.3 (the "Change Order Procedures").


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     (b)  Any change to any of Articles 1 through 18 of this Master Agreement must be approved by a Management Board member of each Party and memorialized in a written amendment that specifically identifies this Master Agreement, the section of this Master Agreement that is the subject of the amendment, and the new provision.

     (c) If Nuevo desires to propose a change in or addition to the Services under a Service Agreement, it shall deliver at Nuevo's expense a written notice to the applicable Torch Party Contract Executive describing the proposal. The applicable Torch Party may (but is not required to) respond to such a proposal and if the Torch Party does respond it shall do so at such Torch Party's expense (except as otherwise agreed in writing) by delivering to the Nuevo Contract Executive a written proposal ("Change Order Proposal"), indicating: (i) charges to Nuevo that would be incurred under the proposal; (ii) the effect of the proposal, if any, on Service Levels; (iii) the anticipated time schedule for implementing the proposal; and (iv) any other information agreed upon by the Parties. If a Torch Party desires to propose a change in or addition to the Services or other aspects of this Master Agreement or a Service Agreement, it may do so by preparing at its expense and delivering a Change Order Proposal to the Nuevo Contract Executive.

     (d) No change in or addition to the Services or any other aspect of a Service Agreement shall become effective without the written approval of the affected Parties' respective Contract Executives, which approval may be given or withheld in each Party's sole discretion. If Nuevo and the applicable Torch Party(ies) agree to the Torch Change Order Proposal, as evidenced by the signatures of the Nuevo Contract Executive and the applicable Torch Contract Executive(s), any changes in or additions to the Services described in the Change Order Proposal shall thereafter be deemed "Services," and other changes described in the Change Order Proposal shall be deemed to have amended any applicable Service Agreement, and/or, if applicable, this Master Agreement. Termination of a Service Agreement shall terminate each Change Order deemed to have amended such Service Agreement. Termination of this Master Agreement shall terminate all Change Orders.

     (e) Changes made by a Torch Party that do not cause non-compliance with this Master Agreement, the Service Agreements to which the Torch Party is a party and the Change Orders to which the Torch Party is a party (including without limitation changes to operating procedures, schedules and equipment configurations) need not comply with the procedures set forth in this
Section 4.3, provided that they do not involve any additional cost to any Party.

SECTION 4.4  RESOURCES

     Except as otherwise expressly provided in a Service Agreement, Torch shall provide, at its expense, all of the facilities, personnel, equipment, software, services and other resources necessary to provide the Services and comply with the Service Levels.

SECTION 4.5  LICENSES AND PERMITS

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     Each Party shall be responsible for obtaining all applicable licenses, authorizations, and permits required for such Party to perform its obligations under this Master Agreement and each Service Agreement (or Change Order) to which it is a party and shall have financial responsibility for, and shall pay, all fees and taxes associated with such licenses, authorizations, and permits, except as otherwise expressly provided in this Master Agreement or a Service Agreement or Change Order.

SECTION 4.6  AFFILIATES

     The Services shall be provided by Torch Parties to Nuevo and each of Nuevo's domestic Affiliates existing on the Effective Date. Upon the written request of Nuevo, Torch Parties shall provide the Services to those future Affiliates of Nuevo that are engaged in Nuevo's lines of business existing as of the Effective Date (such as gathering and downstream gas plants), in accordance with the provisions of this Master Agreement and the designated Service Agreement(s). If such a request is made by Nuevo, then Nuevo and Torch shall each have all of the same rights and obligations with respect to Services provided to such Nuevo Affiliates as they do with respect to Services provided to Nuevo.

     Nothing in this Master Agreement or in the Service Agreements shall be construed (i) to limit, restrict or otherwise impair Nuevo's ability, acting in good faith and not to avoid its obligations under this Master Agreement, or the Service Agreements or the Change Orders, to sell or otherwise transfer ownership of any Affiliate or any Nuevo assets to any non-Affiliated third party (or to require a consent of Torch), or (ii) to require Torch to provide Services to such an Affiliate, or with respect to such assets or to such a third party.

SECTION 4.7  NUEVO RETAINED AUTHORITY

     Nuevo shall retain all decision-making authority with respect to Nuevo's business objectives and strategic direction related to the Services, and each Torch Party shall reasonably cooperate and comply with Nuevo's prioritization of tasks included within the scope of the Services; provided, however, that if a Torch Party determines that Nuevo's prioritization of tasks impairs a Torch Party's progress toward meeting one or more Service Levels, the Torch Party may delay implementation of the prioritization pending a review by the Nuevo Contract Executive, in which event the Torch Party shall promptly notify the Nuevo Contract Executive of the prioritization's potential to so impair, whereupon the Nuevo Contract Executive will determine whether the prioritization shall be implemented and, if the Nuevo Contract Executive determines that the prioritization shall be implemented, then the prioritization shall be implemented and there shall be an exemption from compliance with such Service Level(s) for that instance of impairment.

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                                   ARTICLE 5
                                SERVICE LEVELS

SECTION 5.1  SERVICE LEVELS

     With respect to each Service which has an associated Service Level, while a Torch Party has an obligation to provide such Service it shall do so in a manner that satisfies the associated Service Level, subject to any transition period specified with respect to such Service Level.

SECTION 5.2  REVIEW OF SERVICE LEVELS

     Within three (3) months after the initiation of Services under a Service Agreement and every three (3) months thereafter, the Parties shall jointly review the Service Levels, which may be modified by mutual agreement. The Parties agree to confer in good faith concerning ways in which Service Levels may be improved without imposing additional costs or burdens on any Party; provided, however, that Service Levels may be adjusted only by written mutual agreement of the affected Parties.

SECTION 5.3  MEASUREMENT AND MONITORING TOOLS

     As part of the Services throughout the Term, and at no additional cost to Nuevo, each Torch Party shall implement measurement and monitoring tools and procedures reasonably necessary to measure its performance of the Services and compare such performance to that required by the Service Levels. Upon Nuevo's request to a Torch Party the Torch Party shall provide Nuevo or its auditors with information and access to the measurement and monitoring tools reasonably necessary to verify compliance by the Torch Party with the Service Levels.

SECTION 5.4  FAILURE TO MEET SERVICE LEVELS

     (a) The provisions of this Section 5.4 set forth Nuevo's exclusive remedies for any failure by a Torch Party to meet a Service Level. The Parties agree that a Torch Party's failure to meet a Service Level may cause damage to Nuevo the amount of which would be impracticable or extremely difficult to determine. The Parties further agree that the remedies provided under this
Section 5.4 are reasonable under the circumstances existing as of the date of this Master Agreement and any Service Agreement Effective Date. If a Torch Party fails to meet a Service Level for reasons other than those specified in (i) and/or (ii) below, Nuevo shall have the right to credits in the applicable amount specified in each Service Level Agreement ("Service Level Credits") as liquidated damages. The Torch Party shall deduct the Service Credits from the next succeeding invoice or other amounts due to the Torch Party. To the extent any failure to meet a Service Level is attributable to (i) a Force Majeure Event, or (ii) a failure of Nuevo to perform its obligations under this Master Agreement or a Service Agreement, such Service Level shall be deemed to have not been failed.

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     (b)  Each time a Torch Party fails to meet a Service Level for reasons other than those specified in Section 5.4(a)(i) through (ii) above, it shall:
(i) promptly investigate the root cause(s) of the failure and report the cause(s) to Nuevo; (ii) use commercially reasonable efforts to correct the problem and to begin meeting such Service Level as soon as practicable; and
(iii) at Nuevo's request, advise Nuevo of the status of such corrective efforts. Service Levels and applicable Service Credits shall not be suspended solely by reason of the Torch Party's use of commercially reasonable efforts to correct any performance problem.

SECTION 5.5  PERFORMANCE STANDARDS

     With respect to each Service or obligation that does not have an associated Service Level, the applicable Torch Party (a) with respect to TOC or Novistar in performing operator responsibilities, shall perform such Service or obligation as a prudent operator (as set forth in A.A.P.L. Form 610-1989 Model Form Operating Agreement, Article V Section A "Designation and Responsibilities of Operation"), (b) other than with respect to TOC or Novistar in performing operator responsibilities, shall perform such Service or obligation with a level of accuracy, quality, completeness, timeliness, responsiveness and cost efficiency that meets or exceeds the performance of other similar outsourcing companies in providing a substantially similar Service or performing a substantially similar obligation ("Performance Standards").

SECTION 5.6  BASELINE NUEVO SATISFACTION SURVEY

     Upon the request of Nuevo, but not more than once each year, each Torch Party (or if Nuevo elects, a third party selected by Nuevo but then at Nuevo's expense) shall, if requested by Nuevo, conduct a baseline Nuevo satisfaction survey as approved by the Parties, for affected end-users of the Services as designated by Nuevo. This survey shall be of the content and scope reasonably determined by the Parties, administered in accordance with the procedures agreed upon by the Parties.

                                   ARTICLE 6
                             CHARGES FOR SERVICES

SECTION 6.1  CHARGES IN GENERAL

     As the sole consideration for all of the Services to be performed by each Torch Party under this Master Agreement and any Service Agreement, Nuevo shall pay to the Torch Party the amounts due to it as set forth in each Service Agreement to which it is a party and each Change Order to which it is a party as well as other amounts due to it in connection with matters, identified as at Nuevo's expense, under this Agreement, Service Agreements or Change Orders. Except for costs and expenses that this Master Agreement or a Service Agreement or a Change Order specifies as being Nuevo's responsibility, each Torch Party shall be solely responsible for, and shall indemnify Nuevo against, all third-party claims for costs and expenses incurred by such Torch Party pursuant to its performance under this Master Agreement and the Service Agreements and Change Orders to which it is a party. Except as otherwise expressly provided in

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this Master Agreement or a Service Agreement or Change Order, or as otherwise mutually agreed in writing by the Parties, Nuevo will not pay Torch any additional fees, charges, assessments, or reimbursements.

SECTION 6.2  TAXES INCLUDED

     Payment of federal, state, local, foreign, and other taxes based on the Services shall be the responsibility of the applicable Torch Party; provided, however, that Nuevo will reimburse the Torch Party for any federal, state, local, or foreign excise, sales, use, business privilege, gross receipts, value-added, single business, or other similar tax (excluding federal, state, or local taxes based on income or profits of the Torch Party, or any franchise taxes assessed against the Torch Party) based on the Services, except to the extent that it results from action of the Torch Party not taken in good faith. In compliance with applicable law, each Party shall reasonably cooperate with the other in minimizing any applicable tax and, in connection therewith, Nuevo shall provide Torch any resale certificates, information regarding out-of-state use of materials, services or sales, or other exemption certificates or information reasonably requested by Torch.

SECTION 6.3  BENCHMARKING

     Nuevo may, not more frequently than annually, at its expense, engage an independent qualified consultant for the purpose of performing a review of the costs to Nuevo of the Services, each Torch Party's performance of the Services, and use by Nuevo and Torch Parties of new technologies and techniques, as measured by industry norms. Each Torch Party shall reasonably cooperate with Nuevo and Nuevo's consultant either to the extent specified in a Change Order or to the extent involving tasks included in the scope of the Services.

SECTION 6.4  OUT-OF-SCOPE SERVICES

     Nuevo shall pay for any "out-of-scope services" (i.e., ancillary or other services that are not a part of Services), in accordance with the terms and conditions stated in a written Change Order signed by an authorized Nuevo representative and the applicable Torch Party(ies). Nuevo shall reimburse a Torch Party for reasonable out-of-pocket expenses incurred by the Torch Party in the performance of out-of-scope services, such as reasonable travel and living expenses, provided such expenses are invoiced with reasonable supporting documentation and subject to any limitations on such expenses set forth in the Change Order. Torch shall have no obligation to incur such expenses unless authorized. Torch shall provide invoicing for out-of-scope services with documentation that references the Nuevo authorizing Change Order, charges and a reasonable description of what the charges cover. No invoice with respect to out-of-scope services will be paid and no such services will be provided unless such services were authorized in advance in writing with a Change Order.

SECTION 6.5  RECORDKEEPING

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     Each Torch Party shall maintain accurate records of, and supporting documentation for, the amounts billed to and payments made by Nuevo to the Torch Party under this Master Agreement and the Service Agreements and Change Orders, as specified in the monthly invoice, of such amounts and payments. Such records shall include data and documentation of third party charges invoiced to and paid by the Torch Party. The Torch Party shall retain such records in accordance with a records retention schedule agreed to by the applicable Parties (including records received by a Torch Party prior to the applicable Service Agreement Effective Date). A Torch Party shall provide Nuevo, at Nuevo's request, with paper or electronic copies, as the case may be, of documents and information reasonably necessary to verify the Torch Party's compliance with this Master Agreement. Nuevo and its authorized agents and representatives shall have reasonable access to such records for audit purposes during normal business hours for the period during which a Torch Party is required to maintain such records. Upon termination or expiration of this Master Agreement, Nuevo and the Torch Parties shall mutually agree as to disposition of records or documentation and the applicable Torch Party may retain one archive copy.

SECTION 6.6  RFP AND DUE DILIGENCE ASSISTANCE

     If at any time during the Term Nuevo elects to issue a request for proposal to one or more service providers for the provision of all or any part of the Services, Torch Parties shall cooperate with Nuevo to the extent provided in a Change Order or included within the scope of the Services, by (i) providing to Nuevo and such third party providers reasonable access to personnel and information relevant to such request for proposal, and (ii) participating in a reasonable due diligence process for the benefit of Nuevo and such third party providers in connection with the request for proposals. A Torch Party's obligations pursuant to this Section 6.6 are at all times subject to (i) the condition that Nuevo and such third party providers shall observe security and confidentiality restrictions reasonably satisfactory to the Torch Party and in accordance with Article 9 (Confidentiality) of this Master Agreement, and (ii) the condition that such activities shall not disrupt or adversely affect the Torch Party's normal business, including but not limited to provision of the Services.


                                   ARTICLE 7
                             INVOICING AND PAYMENT

SECTION 7.1  INVOICES

     A Torch Party shall issue to Nuevo, on a monthly basis: (i) a consolidated invoice billing in advance for base charges due, (ii) a consolidated invoice billing in arrears for variable amounts due other than time and materials charges, and (iii) a consolidated invoice billing in arrears for time and materials charges (which shall include detail for each Service Agreement and remaining balance information for time and materials services included as part of base changes, substantially in the form of Schedule 7.1 hereto), all with respect to each Service Agreement. If out-of-scope Services are provided under one or more Change Orders,

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Torch Party(ies) will invoice the applicable charges in a separate, composite invoice for such services. Each Torch Party agrees to waive any charges that it fails to invoice within six months of the time such charges were due to be invoiced to Nuevo under this Master Agreement, each Service Agreement and any Change Order.

SECTION 7.2  PAYMENT

     (a) Subject to Section 7.5, each invoice for variable amounts delivered pursuant to Section 7.1 shall be due and payable within thirty (30) days after the date such invoice is delivered to Nuevo; provided however, that each invoice for variable amounts with respect to Termination/Expiration Assistance under
Section 16.5 shall be due and payable within ten (10) days after such invoice is delivered to Nuevo. Subject to Section 7.5, all invoices for fixed amounts delivered pursuant to Section 7.1 shall be due and payable on the later of five
(5) days after the date such invoice is delivered to Nuevo or the first of the month in which the Services covered by such invoice are to be provided.

     (b) To the extent Nuevo is entitled to a credit from a Torch Party pursuant to this Master Agreement or any Service Agreement, the Torch Party shall provide Nuevo with such credit on the first invoice delivered after such credit is earned. If the amount of any credits on an invoice exceeds the amount owing to the Torch Party reflected on such invoice, the Torch Party shall pay the balance of the credit to Nuevo within thirty (30) days after the invoice date.

SECTION 7.3  PRORATION

     All periodic charges under this Master Agreement or the Service Agreements (excluding charges based upon actual usage or consumption of Services) shall be computed on a calendar month basis and shall be prorated for any partial month.

SECTION 7.4  REFUNDS

     If either Party receives from a third party a refund or other rebate for goods or services paid for by another Party, such other Party shall be entitled to receive the same and if it is in an amount that exceeds $100,000, the recipient of such refund, credit or rebate shall promptly notify the other Party and shall pay such amount, with interest at the then-current prime rate of Citibank of New York (or its successor), to the other Party (or, if applicable, provide a credit on the next delivered invoice) within sixty (60) days after receipt thereof. Interest shall be calculated beginning from the date sixty
(60) days after such refund or rebate was received.

SECTION 7.5  SETOFF AND WITHHOLDING

     (a) Notwithstanding any other provision of this Master Agreement, a Party who is owed any undisputed amount by the other Party may, at its option, set off that amount as a credit against any undisputed amounts it otherwise owes to the other Party.

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     (b)  If Nuevo reasonably disputes in good faith any portion of an invoice,
Nuevo shall nevertheless pay the full dollar amount of such invoice when due.
If the invoice amounts disputed by Nuevo aggregate more than $1,000,000, then the disputed amounts will be deposited by the Parties into an escrow account with a third party escrow agent that shall be a United States National Bank selected by the Party making the escrow deposit, pending resolution of the dispute by mutual agreement or pursuant to Article 17 of this Master Agreement.

     (c) If Torch reasonably disputes in good faith any request for issuance of a credit or other claim by Nuevo for reimbursement of any amount, Torch shall pay or credit the dollar amount due that is not so disputed and may, at its option, withhold such disputed portion pending resolution of the dispute by mutual agreement or pursuant to Article 17 of this Master Agreement. If Torch withholds any payment or credit pursuant to this Section 7.5(c), Torch shall notify Nuevo of the basis for such withholding in accordance with Section 18.9. Upon resolution of the dispute, Torch shall pay or credit to Nuevo such portion, if any, of such disputed amount determined to be owing to Nuevo. If the disputed amounts withheld by Torch aggregate more than $1,000,000, then the disputed amounts will be deposited by Torch into an escrow account with a third party escrow agent that shall be a United States National Bank selected by the Party making the escrow deposit, pending resolution of the dispute.


                                   ARTICLE 8
                 INTELLECTUAL PROPERTY RIGHTS AND OBLIGATIONS

SECTION 8.1  OWNERSHIP OF WORK PRODUCT

     As used in this Master Agreement, "Work Product" shall mean (i) newly-developed work product agreed by a Torch Party in advance of commencement of work by the Torch Party to be treated as "Work Product;" and/or (ii) newly-developed work product that is a modification of Nuevo field assets, including without limitation software that is integrated into a field asset. All Work Product shall be jointly owned by Nuevo and the Torch Party such that either Nuevo or the Torch Party may use or transfer Work Product as it sees fit without consent of or payment to the other Party (Nuevo or the Torch Party, as the case may be); provided, however, that such other Party's Confidential Information may not, without its consent, be used or transferred as part of the Work Product. Except as otherwise provided in this Section 8.1, each Torch Party shall be the exclusive owner of any custom software or other intellectual property prepared by the Torch Party (or its subcontractors).

SECTION 8.2  NON-INFRINGEMENT

     Each Party agrees that it shall perform its obligations under this Master Agreement and all Service Agreements in a manner that does not infringe, or constitute an infringement or misappropriation of, any United States patent, or any copyright, trademark, trade secret or other intellectual property rights of any third party.

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SECTION 8.3  USE OF CONCEPTS, KNOW-HOW AND METHODS

     Nothing in this Master Agreement or any Service Agreement shall restrict a Party from the use of any ideas, concepts, know-how, methods or techniques relating to services that such Party, individually or jointly, develops or discloses under this Master Agreement or any Service Agreement or obtains from third parties, except to the extent that such use infringes the other Party's patent rights, copyrights or other intellectual property rights or involves a disclosure or use of the other Party's Confidential Information.


                                   ARTICLE 9
                        CONFIDENTIALITY AND COMPETITION

SECTION 9.1  RIGHTS, RESTRICTIONS AND OBLIGATIONS OF THE RECEIVING PARTY

     (a)  During the Term, the Receiving Party may:

          (i) disclose Confidential Information received from the Disclosing Party only to its employees, officers and directors and Affiliates who have a need to know such information exclusively for the purpose of executing its obligations or exercising its rights under this Master Agreement or any Service Agreement; provided that the Disclosing Party may, on a case by case basis, require that the Receiving Party obtain its written consent prior to disclosure of certain categories of Confidential Information to such persons;

          (ii) reproduce the Confidential Information received from the Disclosing Party as required to perform its obligations or exercise its rights under this Master Agreement or any Service Agreement;

          (iii) disclose Confidential Information as required by law, provided the Receiving Party, to the extent practicable, gives the Disclosing Party prompt notice prior to such disclosure to allow the Disclosing Party to make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such information; and

          (iv) disclose the contents of this Master Agreement, the Service Agreements and the Change Orders to advisors, financing sources and potential acquirers or merger partners as reasonably necessary to conduct its business, provided that such parties agree to be bound by confidentiality provisions substantially similar to those forth in this Section 9.1.

     (b) Except as otherwise specifically provided in this Master Agreement or any Service Agreement, the Receiving Party shall not either during or after the
Term:

          (i) disclose, in whole or in part, any Confidential Information received directly or indirectly from the Disclosing Party; or

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          (ii)  sell, rent, lease, transfer, encumber, pledge, reproduce, publish, transmit, translate, modify, reverse engineer, decompile, disassemble or otherwise use the Confidential Information in whole or in part.

     (c) The Receiving Party shall exercise the same care in preventing unauthorized disclosure or use of the Confidential Information that it takes to protect its own information of a similar nature, but in no event less than reasonable care. Reasonable care includes, without limiting the generality of the foregoing:

          (i) informing its directors, officers, employees and Affiliates and, where applicable, their respective directors, officers and employees, of the confidential nature of the Confidential Information and the related terms of this Master Agreement, directing them to comply with these terms, and obtaining their written acknowledgment that they have been so informed and directed, and their written undertaking to abide by these terms; and

          (ii) notifying the Disclosing Party promptly upon discovery of any loss, unauthorized disclosure or use of Confidential Information, or any other breach of this Article by the Receiving Party, and assisting the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of the Confidential Information and to prevent further unauthorized disclosure or use.

     (d)  The Receiving Party acknowledges that:

          (i) the Disclosing Party possesses and will continue to possess Confidential Information that has been created, discovered or developed by or on behalf of the Disclosing Party, or otherwise provided to the Disclosing Party by third parties, which information has commercial value and is not in the public domain;

          (ii) unauthorized use or disclosure of Confidential Information is likely to cause injury not readily measurable in monetary damages, and therefore irreparable;

          (iii) in the event of an unauthorized use or disclosure of Confidential Information, the Disclosing Party shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction;

          (iv) subject to the rights expressly granted to the Receiving Party in this Master Agreement or in any Service Agreement, the Disclosing Party and its licensors retain all right, title and interest in and to the Confidential Information, including without limiting the generality of the foregoing, title to all Confidential Materials regardless of whether provided by or on behalf of the Disclosing Party or created by the Receiving Party; and

          (v) any disclosure by an Affiliate of the Receiving Party shall be deemed to be a disclosure by the Receiving Party.

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SECTION 9.2  RIGHTS AND REMEDIES OF THE DISCLOSING PARTY

     (a) At the expiration or earlier termination of this Master Agreement or any applicable Service Agreement, the Receiving Party shall:

          (i) return all Confidential Materials, including, without limitation, all originals, copies, reproductions and summaries of Confidential Information; and

          (ii) destroy all copies of Confidential Information in its possession, power or control, which are present on magnetic media, optical disk, volatile memory or other storage device, in a manner that assures the Confidential Information is rendered unrecoverable.

Upon completion of those tasks an officer of the Receiving Party shall provide written confirmation to the Disclosing Party that the requirements of this
Section 9.2 have been complied with.

     (b) The Disclosing Party may visit the Receiving Party's premises, upon reasonable prior notice and during normal business hours, to review the Receiving Party's compliance with the terms of Sections 9.1 and 9.2. Nuevo shall, at Torch's expense, provide access at reasonable times and after reasonable notice to all records and supporting documentation relating to Nuevo's compliance with Nuevo's obligation under this Master Agreement to refrain from: (i) reverse engineering, decompiling, or disassembling Torch intellectual property; and/or (ii) competing with Torch as a service provider.

     (c) In the event of an unauthorized disclosure of Confidential Information by the Receiving Party, the Disclosing Party shall have the right to: (i) seek appropriate injunctive relief to prevent any further disclosure where there exists reasonable grounds to believe that the unauthorized disclosure may continue; and/or (ii) pursue the dispute resolution procedure pursuant to
Article 17 to recover damages related to the disclosure. Breach of confidentiality provisions of this Article 9 shall not give rise to a right to terminate this Agreement except as provided in Section 16.1(f) and in the event of any termination by a Torch Party under Section 16.1(f) the Torch Parties shall not be required to provide the Termination/Expiration Assistance specified in Section 16.5.

SECTION 9.3  NONDISCLOSURE AGREEMENTS

     Each Party shall, at another Party's request made from time to time during the Term, cause its employees who: (i) have access to such other Party's Confidential Information and (ii) are designated by such other Party, to sign nondisclosure agreements with terms consistent with this Article 9 reasonably proposed by such other Party.

SECTION 9.4  OWNERSHIP OF BUSINESS RECORDS AND DATA

     Each Party's Business Records and Data shall remain its property. A Party's Business Records and Data shall not without its consent be: (i) used by another Party other than in

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connection with satisfying obligations under this Master Agreement, Service
Agreements or Change Orders, (ii) disclosed, sold, assigned, leased or otherwise provided to third parties by another Party, or (iii) commercially exploited by or on behalf of another Party.

SECTION 9.5  RETURN OF BUSINESS RECORDS AND DATA

     A Party shall upon: (i) request by another Party at any time, at such other Party's expense, or (ii) the termination of a Service Agreement and the cessation of all Services and Termination/Expiration Assistance related to the Service Agreement, promptly return to the other Party, at the other Party's expense if non-terminated Service Agreement(s) involve a Torch Party's need therefor, in the format and on the media in use as of the date of request (or if such media is non-removable then on reasonable alternative media), all (or at the requesting Party's expense, any reasonably requested portion) of such other Party's Business Records and Data. Archival tapes containing any Data of Party shall be used by another Party solely for back-up purposes except as otherwise agreed.

SECTION 9.6  SECURITY

     (a) Each Party will establish and comply with commercially reasonable security procedures during the Term of this Master Agreement and any Service Agreement for the security of each other Party's Business Records, Confidential Information and Data. Each Party may periodically inspect other Parties' facilities, at reasonable frequencies and reasonable times, to ensure compliance with this Section 9.6.

     (b) Since a Party's personnel may have access to another Party's financial information and other information that, if utilized or disclosed could lead to violations of the applicable securities laws, each Party covenants that it (i) will not trade in securities of another Party in violation of applicable securities laws and (ii) will implement and will maintain a policy that its employees will not trade in securities of another Party in violation of any applicable securities laws.

SECTION 9.7  DESTROYED OR LOST BUSINESS RECORDS OR DATA

     Nuevo's Business Records in possession of a Torch Party shall be retained in accordance with a records retention policy agreed by the Parties. No Party will otherwise delete or destroy another Party's Business Records or Data without prior written authorization. In the event any Party's Business Records or Data is lost or destroyed due to any act or omission of another Party in breach of the security procedures described in this Article 9 and/or any Service Agreement, such other Party shall use commercially reasonable efforts (including necessary third party assistance) to regenerate or replace such Business Records or Data and the Parties agree to cooperate to provide any available information, files or raw data needed for the regeneration of the Business Records or Data.

SECTION 9.8  NON-COMPETITION

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     Nuevo agrees that it shall not compete with Novistar for the provision of services, in Novistar's lines of business (as operated on the Effective Date), to third parties, during the term of any Service Agreement to which Novistar is a party, and for three years after such term.


                                  ARTICLE 10
                         MANAGEMENT AND SUBCONTRACTING

SECTION 10.1 CONTRACT EXECUTIVES AND PERSONNEL

     SECTION 10.1.1   CONTRACT EXECUTIVES

     Each of the Service Agreements shall identify a Contract Executive for each
Party thereto.   A Party may designate a Primary Contact and a Secondary Contact to act as the Project Executive. Where a Primary Contact and a Secondary Contact have been designated, the other Party shall be entitled to rely upon approvals, disapprovals and/or instructions provided by the Primary or Secondary Contact; provided, however, that in the event of a conflict between the approvals, disapprovals and/or instructions provided by the Primary and Secondary Contacts, the approvals, disapprovals and/or instructions of the Primary Contact shall supersede those given by the Secondary Contact. The Nuevo Contract Executive shall be deemed to have the authority to act on behalf of Nuevo with respect to all matters relating to the services included in the applicable Service Agreement, and the Contract Executive for any Torch Party shall be deemed to have the authority to act on behalf of Torch with respect to all matters relating to the services included in the applicable Service Agreement.

     SECTION 10.1.2    MINIMUM PROFICIENCY LEVELS

     Torch's personnel and the personnel of subcontractors shall have knowledge, experience, training, and expertise at least equal to good commercial standards applicable to such personnel for persons of their responsibilities to enable them to properly perform the duties and responsibilities assigned to them in connection with the Service Agreements. In addition, the Services shall conform
to industry standards applicable to such Services.   All personnel for a Party
shall abide by the workplace rules and regulations of another Party while at another Party's facility.

     SECTION 10.1.3    SPECIALIZED PERSONNEL

     Torch agrees that it will, upon Nuevo's request and at Nuevo's expense, ensure that Torch's on-site personnel and personnel of its subcontractors are trained, qualified, and available to perform the Services required in work areas requiring specific health, security, or safety precautions.

     SECTION 10.1.4    TORCH SERVICES TO THIRD PARTIES

     Nuevo recognizes that Torch personnel providing Services to Nuevo under this Master Agreement may perform similar services from time to time for other persons, including

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competitors of Nuevo. This Master Agreement shall not prevent Torch from using such personnel (or any Torch equipment) for the purpose of performing such similar services for such other persons provided that: Torch complies with its obligations concerning Nuevo's Confidential Information.

SECTION 10.2  MANAGEMENT BOARD

     The Parties shall establish and maintain a Management Board, which shall be composed of at least one senior executive of each Party. The representatives and their positions with each Party shall be designated in a writing signed by such Party's president. The general responsibilities of the Management Board shall be: (i) to monitor the general progress of the performance of this Master Agreement and the Service Agreements; (ii) to analyze and attempt to resolve Problems referred by the Contract Executives; (iii) subject to the last sentence of this Section 10.2, to agree to and implement Change Orders (including material changes in the Services); and (iv) resolve disputed invoice amounts where possible. The Management Board shall meet no less than quarterly and at these meetings shall discuss reports prepared by the Contract Executives with respect to the status of the performance of the Service Agreements and significant events that have occurred since the previous meeting.

SECTION 10.3   SUBCONTRACTING

     Torch shall be solely responsible for paying any subcontractors it uses to provide Services under this Master Agreement or any Service Agreement or any Change Order. Subcontracting shall not relieve Torch Parties of obligations under this Master Agreement or any Service Agreement or any Change Order. Each Torch Party agrees that it will notify Nuevo whenever a material ongoing function under a Service Agreement is being outsourced by the Torch Party to a third party. At no time during the term of a Service Agreement so long as no notice of termination has been given, however, shall a Torch Party thereto retain independent contractors or subcontractors for provision of the Services in excess of thirty percent (30%) of the number of personnel involved in providing the Services under the Service Agreement, without the prior written approval of Nuevo. Each Torch Party agrees that upon a request made by Nuevo based upon a reasonable belief in good faith that the Torch Party is not in compliance with this Section 10.3, but not more often than once in a calendar year, the Torch Party shall, at the Torch Party's expense, retain an independent third party selected by mutual agreement of Nuevo and the Torch Party to audit that Torch Party's compliance with this Section 10.3, provided that the sole deliverable to Nuevo from such third party with respect to the audit shall be a "yes" or "no" answer to the question of whether that Torch Party is in compliance with this Section 10.3.

SECTION 10.4  HIRING OF EMPLOYEES

     Nuevo shall not, during the term of any Service Agreement and for a period of twelve (12) months thereafter, solicit or hire any person who is an employee of a Torch Party, except that upon termination of a Service Agreement Nuevo may extend offers to "Dedicated Employees" (as defined) who are not "Restricted Employees" (as defined). A "Dedicated Employee" is any

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

employee of a Torch Party to the terminating Service Agreement who has worked on Nuevo matters for more than two-thirds of that person's "Non-overhead" (as defined) reported time in the Torch Parties' timekeeping system(s) during the previous 12 months (or during the period since the Effective Date, if such period is less than 12 months). "Non-overhead" time includes time worked for Torch clients, for Torch Parties, and/or Torch Parties' business units. A "Restricted Employee" is an employee, other than an hourly field employee, that a Torch Party designates as such not to exceed twenty percent of its "Dedicated Employees" but not to be less than two (2) employees for each Service Agreement. Upon Nuevo's request following notice of termination under Article 16, a Torch Party shall provide a list of its Dedicated Employees and its Restricted Employees, which list shall be binding upon the Torch Party until the Torch Party notifies Nuevo of a change thereto (but no notice shall affect the status of an employee as to whom Nuevo has previously delivered to the Torch Party a written notice pursuant to the next sentence). In the event that Nuevo provides written notice to Torch specifying by name an employee that Nuevo would like to hire under the provisions of this Section 10.4, the applicable Torch Party shall respond promptly in writing to Nuevo indicating (i) whether the employee is a Dedicated Employee and (ii) whether the employee is a Restricted Employee, and
(iii) if the employee is not a Dedicated Employee or if the employee is a Restricted Employee, providing to Nuevo, upon request, records reasonably substantiating the employee's status as such.

     A Torch Party shall not, during the term of any Service Agreement and for a period of twelve (12) months thereafter, solicit or hire any person who is a Restricted Employee of Nuevo without obtaining the advance written consent of Nuevo, or if consent is withheld, payment to Nuevo of a hiring fee equal to two
(2) times the annual salary of such Restricted Employee while such Restricted
Employee was employed by Nuevo.   A "Restricted Employee" of Nuevo is any
employee of Nuevo other than a clerical employee. In the event that a Torch Party provides written notice to Nuevo specifying that the Torch Party would like to hire a specific employee, Nuevo shall respond in writing to Torch within fifteen (15) days by either: (i) indicating to the Torch Party that the employee in question is not a Restricted Employee; or (ii) indicating to the Torch Party that the employee is a Restricted Employee and providing to the Torch Party records reasonably substantiating the employee's Restricted Employee status.

SECTION 10.5  OFFICE VISITS

     When the personnel of a Party work at the site of another Party such other Party will reasonably cooperate with the visiting Party in providing such visiting Party with access to working space and facilities. Each Party, whether a visiting or visited Party, agrees to comply with any applicable laws or regulations as well as the visited Party's policies of which the visiting Party has been notified.


                                  ARTICLE 11
                                    AUDITS

SECTION 11.1  AUDIT RIGHTS

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     The applicable Torch Party shall maintain records and supporting documentation of all financial and non-financial transactions under this Master Agreement and all Service Agreements and all Change Orders, sufficient to reasonably permit an audit thereof in accordance with this Section 11.1. Each Torch Party shall, at Nuevo's expense in accordance with a Change Order, provide access at reasonable times agreed by the Parties: (i) to all such records and supporting documentation relating to the Services to Nuevo necessary for its auditors or regulators to examine Torch's charges and performance of the Services under this Master Agreement and any Service Agreement and to perform audits and inspections of Nuevo and its business and (ii) to Nuevo's external auditors, who have signed confidentiality agreements reasonably satisfactory to Torch, to the systems that process, store, support and transmit Nuevo's Data in order that its auditors can verify the integrity of Nuevo's Business Records and Data. Torch Parties shall provide reasonable cooperation to such auditors, inspectors, regulators and representatives, including the installation and operation of audit software. The applicable Torch Parties shall, at their own expense, provide Nuevo with an annual SAS 70 (type II) audit regarding the Torch Party; provided, however, Nuevo shall be given the opportunity to participate in determining the scope of the audit.

SECTION 11.2  PAYMENTS

     If an audit reveals that a Torch Party has overcharged Nuevo for Services during any calendar year of the Term within the then-preceding 24 months the Torch Party promptly shall reimburse the amount of any overcharges.

SECTION 11.3  SURVIVAL

     Sections 11.1 through 11.3 shall (i) apply with respect to a Torch Party while a Service Agreement to which the Torch Party is a party and (ii) continue to the third (3d) anniversary thereafter, after which time Sections 11.1 through
11.3 shall no longer apply to the Torch Party.

SECTION 11.4  TEAI FINANCIAL STATEMENTS

     While a Service Agreement to which a Torch Party is a party remains in effect, TEAI shall make available to Nuevo at no additional charge TEAI's annual audited financial statements as well as its quarterly unaudited financial statements.


                                  ARTICLE 12
                            INSURANCE; RISK OF LOSS

SECTION 12.1  REQUIRED INSURANCE COVERAGES

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

     Throughout the Term each Party (except with respect to a coverage identified as Torch only) shall maintain in force, at minimum, the insurance coverages described below. Additional insurance coverage(s) may be required under a Service Agreement.

     (a) Commercial General Liability Insurance with a minimum combined single limit of $3 million per occurrence and minimum general aggregate limit of $5 million;

     (b) Umbrella Liability Insurance with a minimum limit of $50 million per occurrence and minimum aggregate amount of $50 million;

     (c) Worker's Compensation Insurance or any alternative plan or coverage as permitted or required by applicable law and employers liability insurance with a minimum occurrence limit of $500,000;

     (d) Except with respect to Nuevo, Comprehensive Errors and Omissions Insurance, for Torch only, covering the liability for financial loss due to error, omission or negligence, by Torch, with a minimum amount of $5 million;

     (e) Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles with a minimum combined single limit of $3 million per occurrence for bodily injury and property damage liability;

     (f) "All Risk" Property Insurance, for Torch only, in an amount equal to the replacement value of the equipment used to provide the Services;

     (g) Employee Dishonesty and Computer Fraud Insurance for loss arising out of or in connection with fraudulent or dishonest acts committed by the employees of a Party, acting alone or in collusion with others, in a minimum amount of $5 million per loss.


SECTION 12.2  GENERAL INSURANCE REQUIREMENTS

     All insurance policies a Party is required to carry pursuant to this Article shall: (i) be primary as to its negligence and non-contributing with respect to any other insurance or self-insurance another Party may maintain;
(ii) name the other Parties, its Affiliates, subsidiaries and their respective officers, directors and employees as additional insureds, as such parties' interests may appear with respect to this Master Agreement; (iii) be provided by reputable and financially responsible insurance carriers with a Best's minimum rating of "A-" (or any future equivalent) and minimum Best's financial performance rating of "6" (or any other future equivalent); (iv) require the insurer to notify the other Parties in writing at least forty-five (45) days in advance of cancellation or modification; and (v) include a waiver of all rights of subrogation against each other Party and its Affiliates. Each Party shall cause its insurers to issue to the other Parties on or before the Effective Date and each policy renewal date

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certificates of insurance evidencing that the coverages and policy endorsements required by this Article are in effect.


                                  ARTICLE 13
                    CERTAIN REPRESENTATIONS AND WARRANTIES

SECTION 13.1  MUTUAL REPRESENTATIONS AND WARRANTIES

     Each Party represents and warrants that, as of the Effective Date and continuing throughout the Term:

     (a) It is a corporation duly incorporated, validly existing and is in good standing under the laws of the state in which it is incorporated, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Master Agreement or any Service Agreement to which it is a party.

     (b) It has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Master Agreement and each Service Agreement to which it is a party.

     (c) It has all necessary corporate power and authority to enter into this Master Agreement and each Service Agreement to which it is a party and to perform its obligations thereunder, and the execution and delivery of this Master Agreement and each Service Agreement to which it is a party and the consummation of this transactions contemplated thereby have been duly authorized by all necessary corporate actions on its part.

     (d) This Master Agreement and each Service Agreement to which it is a party constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms.

     (e) It has not violated and it will not violate any applicable laws or regulation, or another Party's reasonable policies of which it has been notified, regarding the offering of unlawful inducement in connection with this Master Agreement or any Service Agreement.

     (f) It has and shall have the right and authority to use any software or other intellectual property provided by it in connection with the Services.

     (g) It is not a party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, law, rule, regulation, judgment or order which would be contravened or breached as a result of the execution of this Master Agreement, consummation of the transactions contemplated by this Master Agreement, or execution of any fully executed Service Agreement.

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SECTION 13.2  TORCH REPRESENTATIONS AND WARRANTIES

     As of the Effective Date and continuing throughout the Term, each Torch Party represents and warrants to Nuevo that all assets and information systems owned or leased by Torch and used to provide the Services from and after December 31, 1999 will be and shall remain Year 2000 Compliant; provided, however, that Torch shall not be required to bear the cost of replacing or repairing any of Nuevo's assets to correct any Year 2000 problems with respect
to such assets.   In the event that any Torch Party fails to achieve Year 2000 compliance for any assets or information systems owned or leased by the Torch Party and used to provide Services to Nuevo, and such failure is materially harmful to Nuevo and remains uncorrected for a period of sixty (60) days after written notice is provided by Nuevo, then Nuevo may terminate any and all Service Agreements with such Torch Party that are materially affected by such
failure.   Upon any such termination hereunder, Nuevo shall pay to the Torch
Entity a termination fee equal to one-half of the termination for convenience fee that is applicable to such Service Agreement.


                                  ARTICLE 14
                                INDEMNIFICATION

SECTION 14.1   GENERAL INDEMNIFICATION

     Nuevo shall, except to the extent a Torch Party acts with gross negligence or willful misconduct, indemnify, defend and hold harmless the Torch Party, the Torch Party's Affiliates, and their respective officers, directors, employees, agents, successors and assigns, from and against all Losses to the extent arising from or in connection with the Torch Party's performance (or non-performance) of obligations under this Master Agreement, the Service Agreements and all Change Orders.

SECTION 14.2  INTELLECTUAL PROPERTY INDEMNIFICATION

     Nuevo and Each Torch Party agrees to defend the other Parties against any action to the extent that such action is based on a claim that any software or other intellectual property provided by the indemnitor or the Confidential Information provided by the indemnitor: (a) infringes a copyright perfected under applicable law, (b) infringes a patent granted under applicable law or (c) constitutes an unlawful disclosure, use or misappropriation of another party's trade secret. The indemnitor will bear the expense of such defense and pay any damages and attorneys' fees that are attributable to such claim finally awarded by a court of competent jurisdiction. If any software, other intellectual property or Confidential Information becomes the subject of a claim under this
Section 14.2, or in the indemnitor's opinion is likely to become the subject of such a claim, then the indemnitor may, at its option, (a) modify the software, other intellectual property or Confidential Information to make it noninfringing or cure any claimed misuse of another's trade secret, provided such modification does not adversely affect functionality used by the indemnitee, or (b) procure for the indemnitee the right to continue using the software, other intellectual property or Confidential Information

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pursuant to the applicable Service Agreement, or (c) replace the software or other intellectual property or Confidential Information with a substantial equivalent that is noninfringing or that is free of claimed misuse of a trade secret. Any costs associated with implementing any of the above alternatives shall be borne by the indemnitor.

SECTION 14.3  INDEMNIFICATION PROCEDURES

     (a) Promptly after receipt by an indemnitee of any written claim or notice of any action giving rise to a claim for indemnification by the indemnitee, the indemnitee shall so notify the indemnitor and shall provide copies of such claim or any documents relating to the action. No failure to so notify an indemnitor shall relieve the indemnitor of its obligations under this Article 14 except to the extent that the failure or delay is prejudicial. Within thirty (30) days following receipt of such written notice, but in any event no later than ten
(10) days before the deadline for any responsive pleading, the indemnitor shall notify the indemnitee in writing (a "Notice of Assumption of Defense") of the extent to which the indemnitor elects to assume control of the defense and settlement of such claim or action and to such extent, indemnitor shall be deemed to have waived any right it may have to later assert that it is not required to indemnify the indemnitee with respect to the claim or action. If no such notice is given within such 30-day period, the indemnitor shall be deemed to have waived any right to assume such control. For example, in the event that the indemnitor notifies the indemnitee that only certain of multiple claims are covered by this Section 14.3(a) then the indemnitor shall be deemed to have so waived only with respect to such certain claims.

     (b) If the indemnitor delivers a Notice of Assumption of Defense with respect to a claim within the required period, the indemnitor shall have sole control over the defense and settlement of such claim; provided, however, that
(i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a timely Notice of Assumption of Defense relating to any claim, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by such indemnitee in connection with the defense of such claim; provided, that the indemnitor shall pay for separate counsel for the indemnitee to the extent that conflicts or potential conflicts of interest between the Parties so require. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid by such indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Assumption of Defense if such amount was agreed to without prior written consent of the indemnitor, which shall not be unreasonably withheld or delayed in the case of monetary claims. An indemnitor may withhold consent to settlement of claims of infringement affecting its proprietary rights in its sole discretion.

     (c) If the indemnitor does not deliver a Notice of Assumption of Defense relating to a claim within the required notice period, the indemnitee shall have the right to defend the claim in such a manner as it may deem appropriate, at the cost and expense of the indemnitor.

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The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses upon written request therefor.

SECTION 14.4  SUBROGATION

     In the event an indemnitor indemnifies an indemnitee pursuant to this Article, the indemnitor shall, upon payment in full of such indemnity, be subrogated to all of the rights of the indemnitee with respect to the claim to which such indemnity relates.

SECTION 14.5  EXPRESS NEGLIGENCE

     THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, OTHER THAN THOSE LOSSES, COSTS, EXPENSES AND DAMAGES ATTRIBUTABLE TO THE GROSS NEGLIGENCE AND/OR WILLFUL MISCONDUCT OF THE TORCH PARTIES. NUEVO AND THE TORCH PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.


                                  ARTICLE 15
                          LIABILITY AND FORCE MAJEURE

SECTION 15.1  LIABILITY

     Subject to the limitations set forth in this Article, a Party that breaches any obligation under this Master Agreement or a Service Agreement or Change Order (except for any obligation to which a Service Level Credit or other liquidated damages provision applies, under this Master Agreement or a Service Agreement or a Change Order) shall be liable to each other Party except that with respect to TOC or Novistar in performance of operator responsibilities:
(a) if under any joint operating agreement, TOC or Novistar, as the case may be, shall only be liable for damages attributable to gross negligence or willful misconduct in the performance of such responsibilities; and (b) if not under any joint operating agreement, Nuevo shall be deemed to have entered into a joint operating agreement having the provisions set forth on the attached
Exhibit 15.1 (1).

SECTION 15.2  LIMIT ON TYPES AND AMOUNTS OF DAMAGES RECOVERABLE

     (a) EXCEPT AS SET FORTH IN CLAUSE (B) BELOW, NO PARTY SHALL BE LIABLE FOR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST REVENUE AND/OR PROFITS) OR ANY EXEMPLARY OR PUNITIVE DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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     (b)  The exclusion set forth in clause (a) shall not apply to (i) Losses otherwise recoverable by an indemnitee pursuant to Article 14 (Indemnification),
(ii) breach by a Party of its obligations for intentional acts with respect to Confidential Information, or (iii) damages caused by a Party's willful misconduct.

     (c) The total liability under this Master Agreement, Service Agreements and Change Orders, of each Torch Party to Nuevo shall be limited to three months' fees under the Service Agreements to which it is a party; provided, however, that the total aggregate liability of the Torch Parties for gross negligence or willful misconduct shall be limited to 75 percent of their aggregate book net worth or $15.0 million, whichever is the greater.

SECTION 15.3  FORCE MAJEURE

     (a) A Party shall not be liable for any failure or delay in the performance of its obligations, other than payment obligations, under this Master Agreement or any Service Agreement or Change Order, if any, to the extent such failure or delay is caused, directly or indirectly, without fault by such Party, by: fire, flood, earthquake, elements of nature or acts of God; labor disruptions or strikes of third parties; acts of war, terrorism, riots, civil disorders, rebellions or revolutions; quarantines, embargoes and other similar governmental action; or any other similar cause beyond the reasonable control of such Party.

     Events meeting the criteria set forth above are referred to collectively as "Force Majeure Events." The Parties expressly acknowledge that Majeure Events do not include third party non-performance except to the extent caused by an event that would be a Force Majeure Event with respect to a Party; provided, however, that Force Majeure Events shall include disruptions caused by third party failures of public utilities, building facilities, communications facilities or public safety functions.

     (b) With respect to a Force Majeure Event, a non-performing Party may elect by notice to the party owed performance to be excused from any further performance or observance of the affected obligation(s) for as long as such circumstances prevail and such Party continues to attempt to recommence performance or observance whenever and to whatever extent is commercially reasonable without delay.

     (c) If a Force Majeure Event for which an election under Section 15.3(b) has been made by a Torch party causes a material failure in performance of Services for more than ten (10) consecutive business days then the charges to Nuevo for such affected services shall be suspended and Nuevo may acquire such
services elsewhere at its expense until such failure has been cured.   If a
Force Majeure Event for which an election under 15.3(b) has been made excuses a material failure in performance for more than one hundred and twenty (120) consecutive days, and if Nuevo has obtained alternative arrangements for the Services (if such failure is a failure to perform Services), then a performing party shall be entitled to terminate the applicable Service Agreement, without any termination fee and effective upon delivery of written notice to the non-performing party, but only if the Torch Party has not restored the

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affected Services (if such failure is a failure to perform Services) prior to such notice and such Services remain restored for a period of thirty (30) consecutive days.

SECTION 15.4  ACTIONS OF OTHER PARTY

     Neither Party shall be liable for any failure or delay in the performance of its obligations under this Master Agreement or any Service Agreement if and to the extent such failure or delay is caused by the actions or omissions of the other Party or breaches of this Master Agreement or a Service Agreement by the other Party provided that the Party which is unable to perform has provided the other Party with reasonable notice of such non-performance and has used commercially reasonable efforts to perform notwithstanding the actions, omissions or breaches of the other Party.


                                  ARTICLE 16
                                  TERMINATION

SECTION 16.1  TERMINATION FOR CAUSE

     (a) Each Party to a Service Agreement shall have the option, but not the obligation, to terminate any Service Agreement for a material breach of such Service Agreement, including without limitation a material breach of the Performance Standards applicable thereto, by the other Party that is not cured by such Party within thirty (30) days of the date on which the non-breaching Party provides written notice of such breach if the breaching Party fails to cure such failure within thirty (30) days after delivery to it of written notice of the non-breaching Party's exercise of rights under this Section 16.1(a);

     (b) Nuevo shall have the option within 30 days of a Torch Party's failure to meet a Service Level that is defined as a Service Level Termination Event in the Service Agreement, but not the obligation, in lieu of any applicable Service Level Credits, to terminate any Service Agreement for such failure;

     (c) Each Torch Party shall provide notice to Nuevo at least thirty (30) days in advance of any sale (other than through an initial public offering) of such Torch Party that would cause a change in control of such Torch Party. Such notice shall identify the acquirer, and, if Nuevo agrees to non-disclosure obligations reasonably satisfactory to the acquirer, reasonable descriptions of the acquirer's line of business and financial condition, and recent litigation to which it has been a party. Nuevo shall have the option, but not the obligation, to terminate any Service Agreement to which such Torch Party is a party if such sale is not an initial public offering and Nuevo demonstrates before the sale that the sale would result in a reasonable expectation of substantial harm to its business and either: (1) the acquirer is a direct competitor of (or the acquisition would cause a conflict of interest with) Nuevo based upon Nuevo's business as constituted in 1998; or (2) the acquirer has a substantial history of pursuing meritless litigation or breaching confidentiality agreements or has a financial condition that would reasonably be expected to jeopardize the Torch Party's ability to satisfy

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obligations under the Service Agreement; provided, however that in no event may
Nuevo unreasonably withhold consent to a change of control of the Torch Party (whether by acquisition or otherwise); or

     (d) A Party shall exercise its termination option under this Section 16.1 by delivering to the affected Party(ies) written notice of such termination identifying the scope of the termination and the termination date. If a purported termination for cause is determined not to have been a proper termination for cause, such termination shall be treated as a material breach of this Master Agreement.

     (e) Each Torch Party shall have the option, but not the obligation, to terminate for cause any or all Service Agreements and/or this Master Agreement, if either (i) Nuevo fails to pay when due amounts Nuevo owes to a Torch Party, under Service Agreement(s) and/or Change Order(s) and/or this Master Agreement, if Nuevo fails to cure such failure within thirty (30) days after delivery to Nuevo of written notice of exercise of rights under this Section 16.1(d); or
(ii) Nuevo fails to comply with its obligations under Section 7.5(b) with respect to invoice(s) issued in good faith by Torch Party(ies) if Nuevo fails to cure such failure upon ten (10) days notice.

     (f) Each Torch Party shall have the option, but not the obligation, to terminate for cause any or all Service Agreements and/or this Master Agreement if: (i) Nuevo's acts or (ii) acts any of its officers through willful misconduct; or (iii) acts of any of its employees as a result of Nuevo's failure to take reasonable safeguards; results in a breach of Nuevo's obligations under
Article 9 to any Torch Party with respect to such Party's patents, copyrights, trademarks, trade secrets or other intellectual property rights and Nuevo fails to cure such failure within thirty (30) days after delivery to Nuevo of written notice of exercise of rights under this Section 16.1(f).

SECTION 16.2  TERMINATION FOR CONVENIENCE

     Nuevo shall have the option, but not the obligation, to terminate for convenience this Master Agreement (and all Service Agreements) or, from time to time, one or more Service Agreements. Nuevo shall exercise its termination option by delivering to the affected Torch Parties written notice of such termination identifying the scope of the termination and the termination date (which shall be at least ninety (90) days after the delivery to the Torch Parties of such notice). In connection with any such termination, each Torch Party to a Service Agreement being terminated shall be paid a termination fee equal to the greater of (i) the previous calendar year's fees and incentive it earned under such Service Agreement (but excluding time and materials fees in excess of pool amounts) or (ii) the current calendar year's fees it earned under such Service Agreement annualized to 12 months equivalent together with estimated incentive fees under such Service Agreement ("current" and "previous" to be determined with reference to such delivery date). In connection with any such termination, Nuevo shall be responsible for reasonable severance costs in accordance with the Torch Party's standard severance policy in effect for the affected employees of each Torch Party to the terminated agreement except for each employee who: (i) is retained by Torch; or (ii) Nuevo offers a comparable position at Nuevo

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that the employee does not accept; or (iii) Nuevo employs for at least 12 months after such termination.

SECTION 16.3  TERMINATION FOR INSOLVENCY

     A Party shall have the option, but not the obligation, to terminate this Master Agreement in its entirety (including all Service Agreements) without payment of any applicable termination fees if a Party (i) becomes insolvent or is unable to meet its debts as they mature, (ii) files a voluntary petition in bankruptcy or seeks reorganization or to effect a plan or other arrangement with creditors, (iii) files an answer or other pleading admitting, or fails to deny or contest, the material allegations of an involuntary petition filed against it pursuant to any applicable statute relating to bankruptcy, arrangement or reorganization, (iv) shall be adjudicated a bankrupt or shall make an assignment for the benefit of its creditors generally, (v) shall apply for, consent to or acquiesce in the appointment of any receiver or trustee for all or a substantial part of its property, or (vi) any such receiver or trustee shall be appointed and shall not be discharged within thirty (30) days after the date of such appointment.

SECTION 16.4  EFFECTS OF TERMINATION

     Termination or expiration of this Master Agreement or any Service Agreement or categories of Services for any reason under this Article shall not affect (i) any liabilities or obligations of either Party arising before such termination or out of the events causing such termination or expiration, or (ii) any damages or other remedies to which a Party may be entitled under this Master Agreement or any Service Agreement, at law or in equity, arising from any breaches of such liabilities or obligations.

     Nuevo agrees that in connection with any termination of any Service Agreement it will reimburse the applicable Torch Party for reasonable severance costs in accordance with that Torch Party's standard severance policy in effect for the affected employees (not to exceed three years pay) for each employee of the Torch Party who is discharged in connection with the termination; provided however that if Nuevo offers comparable employment for at least one year to such an employee then Nuevo shall be relieved of such reimbursement obligation.

SECTION 16.5  TERMINATION/EXPIRATION ASSISTANCE

     Concurrently with the expiration or termination of this Master Agreement or any Service Agreement, except on the grounds of a failure of Nuevo to satisfy a payment obligation, a Torch Party shall, at the request of Nuevo, provide to Nuevo at Nuevo's expense on a time and materials basis in accordance with the Torch Party's then-current published pricing, the Termination/Expiration Assistance provided in this Section 16.5, subject, however, to all other provisions of this Agreement. Termination/Expiration Assistance to which Nuevo is entitled under this Agreement may not be withheld by Torch provided that Nuevo has satisfied and continues to satisfy all of its payment obligations to each Torch Party and provided that Nuevo

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has paid to each Torch Party, from whom Termination/Expiration assistance is sought, a "Performance Deposit":

     (a) Torch shall deliver to Nuevo all Nuevo Business Records, Nuevo Confidential Information and Nuevo Confidential Materials, in the Torch Party's possession, and shall, at Nuevo's request, destroy all electronic copies thereof not turned over to Nuevo (except for one archival copy), provided that the Torch Party shall have no obligation to provide any of its intellectual property, Business Records, Confidential Information, or any other of its property; and Torch shall deliver to Nuevo a copy of each Work Product not previously delivered to Nuevo and in the Torch Party's possession;

     (b) The Torch Party shall reasonably cooperate with Nuevo and all of Nuevo's other service providers and shall use commercially reasonable efforts to facilitate a smooth transition at the time of disengagement, with no interruption of Services, no adverse impact on the provision of Services, no interruption of any services provided by third parties, and no adverse impact on the provision of services provided by third parties;

     (c) The Torch Party shall take such additional actions and perform such additional tasks as may be reasonably necessary to facilitate a timely disengagement in compliance with the provision of this Section 16.5, including full performance, on or before the date of expiration or termination of the Term, of all of the Torch Party's obligations under this Section 16.5.


                                  ARTICLE 17
                              DISPUTE RESOLUTION

SECTION 17.1  GENERAL

     Any dispute or controversy between the Parties with respect to the interpretation or application of any provision of this Master Agreement, any Service Agreement, or any Change Order or the performance by a Torch Party or Nuevo of their respective obligations hereunder or thereunder shall be resolved as provided in this Article.

SECTION 17.2  INFORMAL DISPUTE RESOLUTION

     The Parties may, by mutual agreement, attempt to resolve their dispute informally in the following manner:

     (a) Either Party may submit the dispute to the Management Board, which shall meet as often as the Parties reasonably deem necessary to gather and analyze any information relevant to the resolution of the dispute. The Management Board shall negotiate in good faith in an effort to resolve the dispute.

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     (b)  If the Management Board determines in good faith that resolution through continued discussions by such Management Board does not appear likely, the matter shall be referred to binding arbitration.

     (c) During the course of negotiations, all reasonable requests made by one Party to the other for non-privileged information, reasonably related to the dispute, shall be honored in order that each of the Parties may be fully advised of the other's position.

     (d) The specific format for the discussions shall be determined at the discretion of the Management Board, but may include the preparation of agreed upon statements of fact or written statements of position.

     (e) Proposals and information exchanged during the informal proceedings described in this Article between the Parties shall be privileged, confidential and without prejudice to a Party's legal position in any formal proceedings.
All such proposals and information, as well as any conduct during such proceedings, shall be considered settlement discussions and proposals, and shall be inadmissible in any subsequent proceedings.

SECTION 17.3  ARBITRATION

     (a) Except as set forth in clause (b) below, any controversy or claim arising out of or relating to this Master Agreement or any Service Agreement, or any alleged breach hereof, including any controversy regarding the arbitrability of any dispute, shall be settled at the request of either Party by binding arbitration in Houston, Texas before and in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). In any dispute in which the amount in controversy is less than Two Hundred Fifty Thousand Dollars ($250,000), there shall be one (1) arbitrator agreed to by the Parties or, if the Parties are unable to agree within thirty
(30) days after demand for arbitration is made, selected in accordance with the Rules. In all other cases there shall be three (3) arbitrators, one (1) of whom shall be selected by Nuevo within thirty (30) days after demand for arbitration is made, one (1) of whom shall be selected by Torch within thirty (30) days after demand for arbitration is made, and one (1) of whom shall be selected by the two Party-appointed arbitrators within thirty (30) days after their selection. If one or more arbitrator(s) is not selected within the time period stated in the preceding sentence, such arbitrator(s) shall be selected pursuant to Rule 13 of the Rules. Any arbitrator(s) proposed by the American Arbitration Association shall have at least ten (10) years of experience in complex, commercial technology engagements in the area that is generally the same as the technology issue that is the subject of the dispute. Each Party shall pay its own attorneys' fees and one-half (1/2) of the other arbitration costs, subject to final apportionment by the arbitrators. The arbitrators shall apply the law set forth herein to govern this Master Agreement and any Service Agreement and shall have the power to award any remedy available at law or in equity; provided, however, that the arbitrators shall have no power to amend this Master Agreement or any Service Agreement. The Party prevailing in arbitration shall be entitled to recover its reasonable and necessary attorneys' fees and expenses incurred in the arbitration proceeding.

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Any award rendered pursuant to such arbitration shall be final and binding on the Parties, and judgment on such award may be entered in any court having jurisdiction thereof. A Party may recover its attorneys' fees incurred in any such enforcement action.

     (b) Notwithstanding clause (a) above, either Party may request a court of competent jurisdiction to grant provisional injunctive relief to such Party until an arbitrator can render an award on the matter in question and such award can be confirmed by a court having jurisdiction thereof.

SECTION 17.4  CONTINUED PERFORMANCE

     Subject to Section 7.5, both Parties shall continue performing their respective obligations and responsibilities under this Master Agreement and any Service Agreements and any Change Orders while any dispute, other than a dispute or dispute(s) with respect to breach of confidentiality obligations.

SECTION 17.5  APPLICABLE LAW

     All questions concerning the validity, interpretation and performance of this Master Agreement and any Service Agreement shall be governed by and decided in accordance with the laws of the State of Texas, as such laws are applied to contracts between Texas residents and without regard to the choice of law rules of the State of Texas.

SECTION 17.6  JURISDICTION AND VENUE

     The Parties hereby submit and consent to the exclusive jurisdiction of any state or federal court located within Harris County of the State of Texas and irrevocably agree that all actions or proceedings relating to this Master Agreement and any Service Agreement, other than any action or proceeding required by this Article to be submitted to arbitration, shall be litigated in such courts, and each of the Parties waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in such court. Nothing in this Section 17.6 shall affect the obligation of the Parties with respect to the arbitration of disputes pursuant to Section 17.3.

SECTION 17.7  EQUITABLE REMEDIES

     The Parties agree that in the event of any breach or threatened breach of any provision of this Master Agreement or any Service Agreement concerning (i) Confidential Information, (ii) intellectual property rights or (iii) other matters for which equitable rights may be granted, money damages would be an inadequate remedy. Accordingly, such provisions may be enforced by the preliminary or permanent, mandatory or prohibitory injunction or other order of a court of competent jurisdiction.


                                  ARTICLE 18

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                                 MISCELLANEOUS

SECTION 18.1  INTERPRETATION

     (a) In this Master Agreement and in any Service Agreements and any Change Orders, words importing the singular number include the plural and vice versa and words importing gender include all genders. The word "person" includes, subject to the context in which it appears, an individual, partnership, association, corporation, trustee, executor, administrator or legal representative.

     (b) The division of this Master Agreement, and any Service Agreements and any Change Orders into Articles, Sections, subsections and Schedules and the insertion of any captions or headings are for convenience of reference only and shall not affect its construction or interpretation.

     (c) In this Master Agreement and in any Service Agreements and in any Change Orders, unless otherwise specifically provided:

          (i) In the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

          (ii) References to a specified Article, Section, subsection, Schedule or other subdivision shall be construed as references to that specified Article, Section, subsection, or other subdivision of this Master Agreement or the applicable Service Agreement or the applicable Change Order, unless the context otherwise requires.

          (iii) The word "dollar" and the symbol "$" refer to United States dollars.

          (iv) References to "days" means calendar days unless "business days" are specified.

          (v) The term "including" means "including, without limitation," or "including, but not limited to."

     (d) The Parties are sophisticated and have been represented by counsel during the negotiation of this Master Agreement and each Service Agreement. As a result, the Parties believe the presumption of any laws or rules relating to the interpretation of contracts against the drafter thereof should not apply, and hereby waive any such presumption.

SECTION 18.2  BINDING NATURE AND ASSIGNMENT

     Except as otherwise provided in this Master Agreement, neither Party may assign any of its rights or obligations under this Master Agreement without the other Parties' consent. Torch agrees that it shall provide Nuevo 30 days advance notice of a change of control of a

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Torch Party. Subject to the foregoing, this Master Agreement and each Service
Agreement shall be binding on the Parties and their respective successors and assigns.

SECTION 18.3  EXPENSES

     In this Master Agreement and each Service Agreement, unless otherwise specifically provided, all costs and expenses (including the fees and disbursements of legal counsel) incurred in connection with this Master Agreement or the applicable Service Agreement, and the completion of the transactions contemplated by this Master Agreement or the applicable Service Agreement shall be paid by the Party incurring such expenses.

SECTION 18.4  AMENDMENT AND WAIVER

     This Master Agreement may not be modified, amended, or in any way altered except by written document duly executed by both of the Parties hereto in accordance with Section 4.3. No waiver of any provision of this Master Agreement, nor of any rights or obligations of any Party hereunder, will be effective unless in writing and signed by the Party waiving compliance, and such waiver will be effective only in the specific instance, and for the specific purpose, stated in such writing. No waiver of breach of, or default under, any provision of this Master Agreement will be deemed a waiver of any other provision, or of any subsequent breach or default of the same provision, of this Master Agreement.

SECTION 18.5  FURTHER ASSURANCES; CONSENTS AND APPROVALS

     Each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to give effect to this Master Agreement and to carry out its provisions.

SECTION 18.6  PUBLICITY

     All media releases, public announcements and other disclosures by either Party relating to this Master Agreement or any Service Agreement or the subject matter hereof, including promotional or marketing materials, but excluding announcements intended solely for internal distribution or to meet legal or regulatory requirements, shall be coordinated with and approved by the other Party prior to release. No license or right, either directly or by implication, is granted to Torch to use Nuevo's name or any of Nuevo's trade names, trademarks, service marks, slogans, logos or designs for any advertising, promotional or other purpose which is not material to Torch's performance under this Master Agreement without the prior, written permission of Nuevo.

SECTION 18.7  SEVERABILITY

     Any provision in this Master Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or

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unenforceability without invalidating the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 18.8  ENTIRE AGREEMENT

     This Master Agreement and each of the Service Agreements thereto, including the Schedules thereto, and each of the Change Orders, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

SECTION 18.9  NOTICES

     Except as expressly otherwise stated herein, all notices, requests, consents, approvals, or other communications provided for, or given under, this Master Agreement, shall be in writing, and shall be deemed to have been duly given to a Party if delivered personally, or transmitted by facsimile to such Party at its telecopier number set forth below, or sent by first class mail or overnight courier to such Party at its address set forth below, or at such other telecopier number or address, as the case may be, as shall have been communicated in writing by such Party to the other Party in accordance with this
Section 18.9. All notices will be deemed given when received in the case of personal delivery or delivery by mail or overnight courier, or when sent in the case of transmission by facsimile upon electronic confirmation of receipt.

     Notices to Nuevo shall be addressed as follows:

          Attention:  Robert King
          Nuevo Energy Company
          1331 Lamar, Suite 1650
          Houston, TX  77010-3039
          Telephone No.:  (713) 756-1600

     With a copy to the attention of Nuevo's general counsel at:

          Attention:  General Counsel
          Nuevo Energy Company
          1331 Lamar, Suite 1650
          Houston, TX  77010-3039
          Telephone No.:  (713) 756-1600

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     Notices to Torch shall be addressed as follows:

          Attention:  Kenneth E. White, President
          Torch Energy Advisors Incorporated
          1221 Lamar St. Suite 1600
          Houston, TX  77010-3039
          Telephone No.:  (800) 324-8672

     with a copy to the attention of Torch's general counsel at:

          Attention:  General Counsel
          Torch Energy Advisors Incorporated
          1221 Lamar St. Suite 1600
          Houston, TX  77010-3039
          Telephone No.:  (800) 324-867

SECTION 18.10  SURVIVAL

     Any provision of this Master Agreement or of any Service Agreement which contemplates performance or observance subsequent to any termination or expiration of this Master Agreement or of any Service Agreement shall survive expiration or termination of this Master Agreement or any Service Agreement.

SECTION 18.11  INDEPENDENT CONTRACTORS

     This Master Agreement will not be construed to constitute either Party as a representative, agent, employee, partner, or joint venturer of the other. Torch will be an independent contractor for the performance under this Master Agreement. Torch will not have the authority to enter into any agreement, nor to assume any liability, on behalf of Nuevo, nor to bind or commit Nuevo in any manner. Torch's employees who provide Services pursuant to this Master Agreement or any Service Agreement hereunder or who are located on Nuevo's premises shall remain employees of Torch, and Torch will have sole responsibility for such employees including responsibility for payment of compensation to such personnel. Torch shall be responsible for all aspects of labor relations with such employees including their hiring, supervision, evaluation, discipline, firing, wages, benefits, overtime and job and shift assignments, and all other terms and conditions of their employment, and Nuevo will have no responsibility therefor. Torch shall defend, indemnify, and hold harmless the Nuevo Indemnitees from and against any and all claims, liabilities, Losses, costs, damages, and expenses, including attorney's fees, based upon or related to a claim that Torch's or its subcontractors' employees are employees
of Nuevo.   Notwithstanding the foregoing, however, Torch shall owe a fiduciary duty to Nuevo with regard to the preservation and protection of all Nuevo funds, assets, Business Records, Confidential Information and Data that may be in Torch's possession or control for purposes of facilitating the provision of Services under this Master Agreement or any Service Agreement.

SECTION 18.12  THIRD PARTY BENEFICIARIES

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     Except as set forth in Article 16 (Indemnification) of this Master
Agreement, nothing in this Master Agreement or in any Service Agreement, express or implied, is intended to confer on rights, benefits, remedies, obligations or liabilities on any person (including, without limitation, any employees of the Parties) other than the Parties or their respective successors or permitted assigns.

SECTION 18.13  COUNTERPARTS

     This Master Agreement and each Service Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

SECTION 18.14  DUTY TO ACT REASONABLY

     Whenever a provision of this Master Agreement or any Service Agreement hereunder requires or contemplates any action, consent, or approval (but excluding any provision that requires or contemplates agreement), the Parties shall act reasonably and in good faith and (unless the Agreement expressly allows exercise of a Party's sole, or sole and absolute discretion) may not unreasonably withhold or delay such action, consent, or approval (but excluding agreement).


     IN WITNESS WHEREOF, the Parties have executed this Master Agreement as of the day and year first above written.


NUEVO ENERGY COMPANY




By:  /s/ Robert M. King
   ____________________________
     Robert M. King
     Sr. Vice President &
     Chief Financial Officer



TORCH ENERGY ADVISORS INCORPORATED



By:  /s/ Michael B. Smith
   ____________________________
     Michael B. Smith
     Managing Director &
     Chief Financial Officer

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                                -Confidential-

TORCH OPERATING COMPANY



By:  /s/ Michael B. Smith
   ____________________________
     Michael B. Smith
     Vice President



TORCH ENERGY MARKETING, INC.



By:  /s/ Douglas B. Chapman
   ____________________________
     Douglas B. Chapman
     President



NOVISTAR, INC.



By:  /s/ Michael B. Smith
   ____________________________
     Michael B. Smith
     President


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                                 SCHEDULE 4.1

                               EXCLUDED SERVICES

                           MASTER SERVICES AGREEMENT




1. Corporate communications, public relations and investor relations activities.

2. Acquisitions services, including deal generation, screening, analysis, evaluation, due diligence, negotiation, closing and final accounting.

3. Divestiture services, including preparation of sales package and/or data room, bid analysis and screening, sale negotiation, closing and final accounting.

4.   Corporate tax planning and compliance.

5. Land leasing activities, including lease checks, title checks, leasehold acquisition, farm-ins, right-of-way and permit acquisition, securing title opinions, acquisition of curative material and maintenance of project files and land maps.